UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 7, 2013, the Board of Directors (the "Board") of RBC Life Sciences, Inc. (the "Company") authorized amendments to the Company's Articles of Incorporation to effect a 1-for-500 reverse stock split of the Company's Common Stock (the "Common Stock"), and to immediately thereafter effect a 50-for-1 forward stock split of the Common Stock (collectively, the "Stock Splits"). The Stock Splits were approved by the Company's shareholders at the 2013 Annual Meeting of Shareholders, which occurred on June 19, 2013. The amendments to the Company's Articles of Incorporation will be effective after market close on August 9, 2013. The Common Stock will begin trading on the OTCQB on a split-adjusted basis when the market opens on Monday, August 12, 2013.

No fractional shares will be issued in connection with the reverse stock split. Shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares that is not evenly divisible by 500 will receive cash in lieu of a fractional share. The cash price paid to shareholders in lieu of a fractional share is equal to $0.161 per pre-reverse stock split share, which represents the average closing trading price of the Common Stock for the ten business days preceding the reverse stock split. In addition, the shareholder will receive a 5% premium.

As a result of the Stock Splits, the number of issued and outstanding shares of Common Stock will be reduced from approximately 22.2 million shares to approximately 2.2 million shares, excluding the impact of shareholders who receive cash in lieu of fractional shares as a result of the reverse stock split. There will be no change to the number of authorized shares of Common Stock or to the par value of the Common Stock.

The Common Stock will continue to trade on the OTCQB under the ticker symbol RBCL. The ticker symbol will temporarily be appended with "D" to signify the effectiveness of the reverse split for a period of 20 days. The common stock will trade under a new CUSIP number, 74926T 201, and under a new ISIN number, US74926T2015.

On August 9, 2013, the Company issued a press release announcing the implementation of the Stock Splits. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2013

RBC Life Sciences, Inc.

By: /s/ Richard S. Jablonski
Name: Richard S. Jablonski
Title: Vice President - Finance and Chief Financial Officer